Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Craig McCaw

Address of Joint Filer:	c/o Pendrell Corporation
2300 Carillon Point
Kirkland, WA 98033

Relationship of Joint Filer to Issuer:	Chief Executive Officer & Director

Issuer Name and Ticker or Trading Symbol:	Colicity Inc. [COLI]

Date of Event Requiring Statement:
(Month/Day/Year):	02/23//2021

Name of Joint Filer:	X-icity Holdings Corporation

Address of Joint Filer:	c/o Pendrell Corporation
2300 Carillon Point
Kirkland, WA 98033

Relationship of Joint Filer to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	Colicity Inc. [COLI]

Date of Event Requiring Statement:
(Month/Day/Year):	02/23/2021